Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-11155, 333-33297, 333-157100, 333-155583, 333-150919, 333-150918, 333-126928, 333-126929, 333-112175, 333-49297, 333-51795, 333-43572, 333-41964, 333-69301, 333-63627, 333-61369, 333-88399, 333-80829, 333-54024, 333-71404, 333-66586, 333-99611, 333-91422, 333-110257, 333-41337, 333-121740, 333-161144 and 333-162970 on Form S-8 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of McAfee, Inc. and the effectiveness of McAfee, Inc.’ s internal control over financial reporting, appearing in this Annual Report on Form 10-K of McAfee, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
San Jose, California
February 26, 2010